Exhibit 10.28

SEAGATE DEFERRED COMPENSATION SUB-PLAN

Amended and Restated as of January 1, 2010

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ARTICLE V	VESTING	7

5.1	Vesting of Accounts	7

ARTICLE VI	GENERAL DUTIES	7

6.1	Trustee Duties	7

6.2	Remittance of Contributions	7

6.3	Department of Labor Determination	7

ARTICLE VII	DISTRIBUTIONS	7

7.1	Distribution Options	7

7.2	Distribution due to Termination of Employment or Long-Term Disability	7

7.3	Scheduled and Unscheduled In-Service Withdrawals and Accelerated Post Termination Distributions	9

7.4	Unforeseeable Emergency	11

7.5	Inability to Locate Participant	12

ARTICLE VIII	ADMINISTRATION	12

8.1	Powers and Duties of the Committee	12

8.2	Additional Powers of the Committee	13

8.3	Construction and Interpretation	13

8.4	Information	13

8.5	Compensation, Expenses and Indemnity	13

8.6	Quarterly Statements	14

ARTICLE IX	CLAIMS PROCEDURE	14

9.1	Claim for Benefits	14

9.2	Notice of Denial	14

9.3	Review of Claim	14

9.4	Decision After Review	14

9.5	Legal Action	15

9.6	Discretion of the Committee	15

ARTICLE X	MISCELLANEOUS	15

10.1	Unsecured General Creditor	15

10.2	Restriction Against Assignment	15

10.3	Withholding	16

10.4	Amendment, Modification, Suspension or Termination	16

10.5	Governing Law	16

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10.6	Receipt or Release	16

10.7	Payments on Behalf of Persons under Incapacity	16

10.8	No Employment Rights	17

10.9	Headings, etc., Not Part of Agreement	17

10.10	Liability Between Company and Participating Companies	17

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SEAGATE DEFERRED COMPENSATION SUB-PLAN

The Seagate Deferred Compensation Sub-Plan (the “Plan”) is hereby amended and restated effective as of January 1, 2010 by Seagate US LLC (the “Company”) and the Participating Companies (see Sections 1.6 and 1.18) for the purpose of providing certain supplemental retirement benefits.

RECITALS

1.             The Company previously established the Plan for the benefit of the members of the Board of Directors of the Company or Participating Companies, and for a select group of management or highly compensated employees of the Company and Participating Companies who were participants in the Seagate Technology HDD Holdings Deferred Compensation Plan (also sometimes referred to as the “Seagate Rollover Deferred Compensation Plan”), and who deferred the receipt of amounts they would have otherwise received from the Seagate Technology HDD Holdings Deferred Compensation Plan.

2.             Under the Plan, the Company and each Participating Company is obligated to pay vested accrued benefits to the Plan participants and their beneficiaries, to the extent applicable, from the general assets of the Company and each Participating Company.

3.             The Company established an irrevocable trust (hereinafter called the Trust) by entering into a trust agreement (the “Trust Agreement”) with Wells Fargo Bank, N.A., (the “Trustee”).

4.             The Company and each Participating Company contributed assets to the Trust with the intent that such contributions will be held by the Trustee and invested, reinvested and distributed, all in accordance with the provisions of this Plan and the Trust Agreement.

5.             The Company and each Participating Company intend that amounts contributed to the Trust (and the earnings thereon) shall be used by the Trustee to satisfy the respective liabilities of the Company and each Participating Company under the Plan with respect to each Plan participant for whom an Account has been established and such utilization shall be in accordance with the procedures set forth herein.

6.             The Company intends that the Trust be a “grantor trust” with the principal and income of the Trust treated as assets and income of the Company and each Participating Company, as applicable, for Federal and state income tax purposes.

7.             The Company and each Participating Company intend that their respective share of the assets of the Trust shall at all times be subject to the claims of the general creditors of the Company and each Participating Company, as applicable, as provided in the Trust Agreement.

8.             The Company and each Participating Company intend that the existence of the Trust shall not alter the characterization of the Plan as “unfunded” for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and shall not be construed to provide income to Plan participants under the Plan prior to actual payment of the vested accrued benefits thereunder.

9.             The Company intends that no amounts deferred under the Plan will be subject to Section 409A of the Code, and that the Plan shall be interpreted, operated and administered in accordance with that intent.

10.           The Company wishes to amend and restate the Plan to accurately reflect the Company’s consistent interpretation, operation and administration of the Plan terms.

NOW THEREFORE, the Company hereby amends and restates the Plan as follows:

ARTICLE I

DEFINITIONS

Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below:

1.1           Account. “Account” means, for each Participant, the bookkeeping account maintained by the Committee that is credited with amounts equal to (a) the portion of the Participant’s Deferred Compensation Distributions that he or she elects to defer, and (b) adjustments to reflect deemed earnings pursuant to Subsection 4.1(b).

1.2           Beneficiary. “Beneficiary” or “Beneficiaries” means the beneficiary or beneficiaries last designated in writing by a Participant in accordance with procedures established by the Committee from time to time to receive the benefits specified hereunder in the event of the Participant’s death. No Beneficiary designation shall become effective unless and until it is filed with the Committee during the Participant’s lifetime.

1.3           Board of Directors. “Board of Directors” or “Board” means, unless specified otherwise, the Board of Directors of the Company and each Participating Company.

1.4           Code. “Code” means the Internal Revenue Code of 1986, as amended. Reference to a section of the Code includes such section and any comparable section or sections of any future legislation that amends, supplements or supersedes such section.

1.5           Committee. “Committee” means the Committee appointed by The Board of Directors of the Company to administer the Plan in accordance with Article VIII.

1.6           Company. “Company” means Seagate US LLC, and any successor thereto, or any entity in which Seagate US LLC, has a significant equity or investment interest, and is designated as such by the Committee in its sole and absolute discretion.

1.7           Compensation. “Compensation” means (i) the base salary, commissions, bonuses and/or Directors fees that the Participant earns for services rendered to the Company or a Participating Company and (ii) the Deferred Compensation Distributions to which the Participant becomes entitled during his or her period of employment with the Company or any Participating Company.

1.8           Deferred Compensation Distribution. “Deferred Compensation Distribution” means a distribution which becomes payable to a Participant from his or her account under the Seagate Technology HDD Holdings Deferred Compensation Plan during such individual’s period of employment with the Company or any Participating Company. Notwithstanding the foregoing provisions of this Section 1.8 or any other provision of this Plan, “Deferred Compensation Distribution” shall not include any distribution from a Participant’s account under the Seagate Technology HDD Holdings Deferred Compensation Plan to the extent such distribution consists of a security issued by an entity in which the Participant is employed or by the parent of any such entity, and the Participant shall not be permitted to defer any such security under this Plan.

1.9           Director. “Director” means a member of the Board.

1.10         Disability. “Disability” means total and permanent disability within the meaning of the Company’s long-term disability plan.

1.11         Distributable Amount. “Distributable Amount” means the amount credited to a Participant’s Account that is deemed to be invested under this Plan in cash or marketable securities. Such amount shall be valued on the last day of the calendar quarter immediately preceding the date on which the Participant is to receive a distribution under Article VII or as soon as administratively practicable thereafter, as determined in the sole and absolute discretion of the Committee. Any portion of a Participant’s Account deemed to be invested under this Plan in property other than cash or marketable securities shall become part of the Participant’s Distributable Amount as soon as practicable following the date on which such amounts become marketable securities or are converted to cash.

1.12         Distribution Event. “Distribution Event” means, with respect to each Participant, (a) the Participant’s termination of employment with the Company or a Participating Company or termination of service on the Board of the Company or a Participating Company, in the case of a Director (if the Director is also an Employee, then such termination shall be the later of termination of employment or service on a Board) for any reason, including Retirement, death or Disability, or (b) a specific date, if specified by the Participant pursuant to Article VII. A Participant’s Distribution Event election shall be made in writing at such time, on such form and subject to such procedures as the Committee may, in its sole and absolute discretion, specify from time to time. Notwithstanding the foregoing, a Distribution Event will not be deemed to have occurred if a Participant transfers employment from one Participating Company and becomes employed by another Participating Company without any intervening employment.

1.13         Eligible Individual. “Eligible Individual” means an Employee or Director who is a participant in the Seagate Technology HDD Holdings Deferred Compensation Plan.

1.14         Employee. “Employee” means a common law employee of the Company or a Participating Company regularly-performing services in the United States.

1.15         Fund. “Fund” or “Funds” means one or more of the investment funds selected by the Committee pursuant to Section 3.2.

1.16                           Investment Return. “Investment Return” means, for each fund, an amount equal to the pre-tax rate of gain or loss on the assets of such Fund (net of applicable fund and investment charges) during each valuation period, but not less frequently than monthly.

1.17                           Participant. “Participant” means any Eligible Individual who has deferred the receipt of amounts he or she would otherwise receive under the Seagate Technology HDD Holdings Deferred Compensation Plan in accordance with Section 3.1.

1.18                           Participating Company. “Participating Company” means any of the companies listed on Exhibit A hereto.

1.19                           Payment Commencement Date.

(a)                                  “Payment Commencement Date” means as soon as administratively possible after either:

(i)            the first day of the month following the end of the calendar quarter in which the Participant has a Distribution Event, or

(ii)           the January 1st most closely following the date on which the Participant has a Distribution Event.

A Participant’s Payment Commencement Date under this Section 1.19(a) with respect to any amounts distributed to such Participant under this Plan shall be the date referred to in either Section 1.19(a)(i) or (ii) above, based on the Participant’s initial distribution election under Section 7.1 with respect to such amounts, or as subsequently changed by the Participant pursuant to an election that occurs at least one year prior to the date on which the Participant has a Distribution Event.

If a Participant has not elected a Payment Commencement Date under this Section 1.19(a), the Payment Commencement Date shall be as soon as administratively possible after the first day of the month following the end of the calendar quarter in which the Participant has a Distribution Event.

1.20                           Plan. “Plan” means the Seagate Deferred Compensation Sub-Plan, as set forth herein, now in effect, or as amended from time to time.

1.21                           Plan Year. “Plan Year” means (a) January 1, 2002 through December 31, 2002, and (b) each subsequent calendar year.

ARTICLE II

PARTICIPATION

2.1                                 Participation.  An Eligible Individual shall become a Participant in the Plan by electing to defer all or a portion of amounts he or she would otherwise receive from the Seagate Technology HDD Holdings Deferred Compensation Plan in accordance with Section 3.1.

ARTICLE III

DEFERRAL ELECTIONS

3.1                                 Deferral of Deferred Compensation Distributions.

(a)                                  Election to Defer. Each Eligible Individual may elect to defer all or a portion of the Deferred Compensation Distributions he or she would otherwise receive from the Seagate Technology HDD Holdings Deferred Compensation Plan by filing an election with the Committee that conforms to the requirements of this Section, on a form and at the times approved by the Committee.

(1)           General Rule. An Eligible Individual may elect to defer any five percent (5%) multiple of Deferred Compensation Distributions up to one hundred percent (100%), and may make separate elections with respect to Deferred Compensation Distributions that would otherwise be distributed from the Seagate Technology HDD Holdings Deferred Compensation Plan in the form of (i) cash or marketable securities, or (ii) other property that is not readily tradable on an established securities market; provided, however, that no election shall be effective to reduce the Deferred Compensation Distributions paid to an Eligible Individual for a calendar year to an amount that would cause such Eligible Individual’s Compensation to be less than the amount necessary to pay (i) applicable employment taxes (e.g., FICA, hospital insurance) payable with respect to amounts deferred hereunder, (ii) amounts necessary to satisfy any other benefit plan withholding obligations, (iii) any resulting income taxes payable with respect to Deferred Compensation Distributions that cannot be so deferred, and (iv) any amounts necessary to satisfy any wage garnishment or similar type obligations.

(b)                                 Effect of Election to Defer Deferred Compensation Distributions. An election to defer Deferred Compensation Distributions shall be effective as to any Deferred Compensation Distributions which first become payable more than twelve (12) months after the date the election form is filed with the Committee, or, in the case of any Deferred Compensation Distributions which first become payable in 2002, for which an election form was filed with the Committee on or before December 31, 2001.

(c)                                  Duration of Deferral Election. A Participant’s election to defer Deferred Compensation Distributions made under Subsection 3.1(a) shall remain in effect until he or she terminates such deferral election with respect to Deferred Compensation Distributions, but only to the extent those Deferred Compensation Distributions become payable more than twelve (12) months after the date the Participant provides written notice of the termination of his or her deferral election with the Committee.

3.2                                 Investment Elections. The Committee may, in its sole and absolute discretion, provide each Participant with a list of investment funds available for hypothetical investment, and the Participant may designate, in a manner specified by the Committee, one or more Funds that his or her Distributable Amount will be deemed to be invested in for purposes of determining the amount of earnings to be credited to such Participant’s Account. The Committee may, from time to time, in its sole and absolute discretion, change the investment funds. The Investment Return of each such commercially available fund shall be used to determine the amount of earnings to be credited to Participants’ Accounts under Subsection 4.1(b). In making the designation pursuant to this Section, the Participant may specify that all or any one percent (1%) multiple of his or her Distributable Amount be deemed to be invested in one or more of the Funds offered by the Committee. Subject to such limitations and conditions as the Committee may specify, a Participant may change the designation made under this Section each business day, in such manner and at such time or times as the Committee shall specify from time to time. If a Participant fails to elect a Fund under this Section or if the Committee does not provide such Participant with a list of Funds pursuant to this Section, then the Participant shall be deemed to have elected a money market or similar fund. The Company may, but need not, acquire investments corresponding to those designated by the Participants hereunder, and it is not under any obligation to maintain any investment it may make. Any such investments, if made, shall be Company (or, if applicable, each Participating Company) property in which no Participant shall have any interest.

ARTICLE IV

ACCOUNTS

4.1                                 Participant Accounts. The Committee shall establish and maintain an Account for each Participant under the Plan. Each Participant’s Account may be further divided into separate subaccounts (“investment fund subaccounts”), corresponding to investment Funds elected by the Participant pursuant to Section 3.2 or as otherwise determined by the Committee to be necessary or appropriate for proper Plan administration. A Participant’s Account shall be credited as follows:

(a)           As soon as administratively practicable after the day any Deferred Compensation Distribution would have otherwise been paid to the Participant in the absence of his or her deferral election under Article III, the Committee shall credit the investment fund subaccounts of the Participant’s Account with an amount equal to the portion of that Deferred Compensation Distribution which has been deferred under this Plan pursuant to the Participant’s election; that is, the portion of the Participant’s Distributable Amount that the Participant has elected to be deemed to be invested in a certain type of investment Fund shall be credited to the investment fund subaccount corresponding to that investment Fund. Any portion of a Participant’s Account that is not a Distributable Amount shall be deemed to be invested in the property, other than cash or marketable securities, that comprised such Participant’s Deferred Compensation Distribution at the time of its deferral under this Plan.

(b)           At such time or times as the Committee may determine, but not less frequently than monthly, each investment fund subaccount of a Participant’s Account shall be credited with earnings in an amount equal to that determined by multiplying the balance credited to such investment fund subaccount as of the last day of the preceding valuation period by the Investment Return for the corresponding Fund selected by the Committee.

ARTICLE V

VESTING

5.1                                 Vesting of Accounts.

A Participant’s Account under this Plan shall be one hundred percent (100%) vested at all times.

ARTICLE VI

GENERAL DUTIES

6.1                                 Trustee Duties. The Trustee shall manage, invest and reinvest the Trust Fund as provided in the Trust Agreement. The Trustee shall collect the income on the Trust Fund, and make distributions therefrom, all as provided in this Plan and in the Trust Agreement.

6.2                                 Remittance of Contributions. As soon as administratively practicable after the close of each Plan quarter, the Company and each Participating Company shall make a contribution constituting its respective share to the Trust Fund to the extent that previous contributions to the Trust Fund for the current Plan quarter are less than the total of the Deferred Compensation Deferrals elected by each Participant plus Company Contributions, if any, accrued as of the close of the current Plan quarter.

6.3                                 Department of Labor Determination. In the event that any Participants are found to be ineligible, that is, not members of a select group of management or highly compensated employees, according to a determination made by the Department of Labor, the Committee may take whatever steps it deems necessary, in its sole and absolute discretion, to equitably protect the interests of the affected Participants.

ARTICLE VII

DISTRIBUTIONS

7.1                                 Distribution Options. Each Participant may elect to receive his or her deferrals (and earnings thereon) either at termination, Disability or at a specified date while employed (“Scheduled In-Service Withdrawals”), subject to the provisions of this Article VII. The election to receive payment of Deferred Compensation Distributions (and earnings thereon) at termination is irrevocable.

7.2                                 Distribution due to Termination of Employment or Long-Term Disability.

(a)           Normal Form of Distribution. Subject to Subsection 7.3(b) below, in the event that a Participant’s employment terminates for any reason or the Participant has a Disability, then the Participant’s Distributable Amount shall normally be paid to the Participant (and after the Participant’s death to his or her Beneficiary or Beneficiaries) in a cash lump sum payment payable on his or her Payment Commencement Date. The portion of a Participant’s Account that is not a Distributable Amount shall become a Distributable Amount as soon as practicable following the date such amounts become marketable securities or are converted to cash, and such Distributable Amount shall then be paid to the Participant (and after the Participant’s death to his or her Beneficiary or Beneficiaries) in a cash lump sum payment

(b)                                 Optional Forms of Distribution

(1)           A Participant may, in lieu of a lump sum distribution specified in subsection 7.2(a) above, elect any of the following optional forms of distribution (subject to Subsection 7.2(c) below):

Form(s) of Distribution
12 quarterly installments
20 quarterly installments
40 quarterly installments
60 quarterly installments

If a Participant is eligible for and elects installment payments, then the substantially equal quarterly installments shall begin on the Participant’s Payment Commencement Date.

(2)           Upon a Participant’s termination of employment for any reason, all of his or her Plan Year’s distribution elections will be cancelled in favor of the most recent termination distribution election, provided that such election was made at least one (1) year prior to the Participant’s termination; otherwise, the most recent distribution election made by the Participant one (1) or more years prior to the date of his or her termination shall govern.

(c)                                  Distribution Elections.

(1)           A Participant may make such distribution election by completing a form approved by and filed with the Committee by the established enrollment deadline (or such other period as the Committee may establish from time to time) of the date the Eligible Individual first becomes a Participant. A Participant may change his or her form of distribution under this Section, provided that he or she files the change with the Committee at least one (1) year prior to his or her Payment Commencement Date.

(2)           Notwithstanding the foregoing, if the Participant’s Distributable Amount is Fifty Thousand Dollars ($50,000) or less, the Distributable Amount shall automatically be distributed in the form of a cash lump sum on the Participant’s Payment Commencement Date.

(3)           If the Participant’s Distributable Amount is paid in installments, then the Participant’s Account shall continue to be credited with earnings pursuant to Subsection 4.1(c), and the installment amount shall be adjusted annually to reflect gains and losses until all amounts credited to his or her Account under the Plan have been distributed.

(4)           Amounts payable pursuant to this Section shall be subject to the limitation on payout under Section 7.5.

(d)                                 Death while Receiving Benefits. If the Participant dies prior to receiving any or all of his or her Account, such Participant’s Distributable Amount shall be paid to his or her Beneficiary or Beneficiaries in a cash lump sum payment including all vested and unvested Company Contributions.

7.3                                 Scheduled and Unscheduled In-Service Withdrawals and Accelerated Post Termination Distributions.

(a)                                  Scheduled In-Service Withdrawals. A Participant may, with respect to one or more of his or her Deferred Compensation Distributions deferred under this Plan, specify a withdrawal (a “Scheduled In-Service Withdrawal”) of all of his or her Distributable Amount, including any amounts credited with respect to such deferrals pursuant to Subsection 4.1(d), subject to the following restrictions:

(1)           A Participant’s Scheduled In-Service Withdrawal election must specify a Scheduled In-Service Withdrawal date that is at least two (2) years after the date the Deferred Compensation Distribution would have otherwise become payable to the Participant in the absence of his or her deferral election under this Plan. A Participant may amend or postpone to a later future year his or her Scheduled In-Service Withdrawal election (including, without limitation, the form and/or timing of the distribution); provided, however, such amendment or postponement (i) occurs with at least one (1) year’s advance notice thereof, and (ii) the newly-elected In-Service Withdrawal date is at least two (2) years from the date of such amendment or postponement and at least two (2) years beyond the date such distribution would have otherwise become payable to the Participant in the absence of his or her deferral election under this Plan.

(2)           The election to take a Scheduled In-Service Withdrawal shall be made by completing a form approved by and filed with the Committee.

(3)           Subject to Section 7.5, payment of a Scheduled In-Service Withdrawal shall be made in either a single lump sum or in annual installments over a two (2), three (3), four (4) or five (5)-year period or in the manner and over the time periods described under Section 7.2(b) (as elected by the Participant); provided, however, that if a Participant’s Distributable Amount with respect to a total distribution for a Scheduled In-Service Withdrawal is Twenty-Five Thousand Dollars ($25,000) or less, payment will be in the form of a single lump sum. Lump sum distributions shall be paid in January of the year specified on the election form. Annual installment distributions shall commence in January of the year specified on the election form and shall continue to be paid as soon as administratively practicable following the end of the calendar year for the duration elected on the election form.

(4)           A Participant’s Scheduled In-Service Withdrawal election shall become void and of no effect upon termination of the Participant’s employment with the Company or a Participating Company for any reason before the Participant’s Scheduled In-Service Withdrawal date. In such event, the distribution provisions of Section 7.2 shall apply. A Participant shall not be deemed to have terminated employment with the Company if the Participant transfers employment from one Participating Company and becomes employed by another Participating Company without any intervening employment.

(b)                                 Unscheduled In-Service Withdrawals and Accelerated Post-Termination Distributions. Participants may request to withdraw amounts from their Distributable Amount prior to termination of employment with the Company or a Participating Company (an “Unscheduled In-Service Withdrawal”) or, after having terminated employment with the Company and all Participating Companies, to accelerate the payment of Distributable Amounts that would otherwise be paid in installment distributions in accordance with Section 7.2(b) (an “Accelerated Post-Termination Distribution”). A Participant shall not be deemed to have terminated employment with the Company or any Participating Company if the Participant transfers employment from the Company or a Participating Company and becomes employed by another Participating Company or the Company without any intervening employment Upon receiving a request for an Unscheduled In-Service Withdrawal request or an Accelerated Post-Termination Distribution, the Committee shall authorize such withdrawal or distribution subject to the following restrictions:

(1)           The election to take an Unscheduled In-Service Withdrawal or an Accelerated Post-Termination Distribution shall be made by completing a form approved by and filed with the Committee.

(2)           The amount payable to a Participant in connection with an Unscheduled In-Service Withdrawal or an Accelerated Post-Termination Distribution shall equal ninety percent (90%) of the requested amount and, accordingly, shall not exceed ninety percent (90%) of the Distributable Amount Any In-Service Withdrawal or Accelerated Post-Termination Distribution shall be calculated as of the end of the calendar month immediately preceding the month in which such withdrawal or distribution is made. The amount of the In-Service Withdrawal or Accelerated Post-Termination Distribution (and not the forfeited amount) shall be reduced by subject to applicable Federal and state income tax withholding.

(3)           If a Participant receives an Unscheduled In-Service Withdrawal or Accelerated Post-Termination Distribution: the remaining portion of the requested amount, as applicable (i.e., ten percent (10%) of such amount), shall be permanently forfeited, and the Company shall have no obligation to the Participant or to his or her Beneficiary or Beneficiaries with respect to such forfeited amount.

(4)           If a Participant receives an Unscheduled In-Service Withdrawal, the Participant shall be ineligible to make any new deferral elections in the Plan for the balance of the Plan Year in which the Unscheduled In-Service Withdrawal occurs and all of the following Plan Year.

(5)           An Unscheduled In-Service Withdrawal or Accelerated Post-Termination Distribution of the Participant’s Distributable Amount pursuant to this Section shall be made pro rata from his or her assumed investments according to the balances in such investments. Subject to the foregoing and subject to the Committee’s approval, payment of any amount with respect to which a Participant has filed a request under this Section shall be made in a single cash lump sum as soon as administratively practicable after such withdrawal or distribution is approved.

7.4                                 Unforeseeable Emergency.

(a)                                  Triggering an Unforeseeable Emergency. The Committee may, in its sole and absolute discretion, accelerate the date of distribution of a Participant’s Distributable Amount due to an unforeseeable emergency at any time without penalty. An unforeseeable emergency withdrawal may be granted only for an unforeseeable, severe financial condition resulting from (1) a sudden and unexpected illness or accident of the Participant or his or her dependent (as defined in Code Section 152(a)); (2) loss of the Participant’s property due to casualty; or (3) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, but which may not be relieved through other available resources of the Participant, as determined by the Committee, in its sole and absolute discretion. If a Participant receives a distribution pursuant to this Section, the Participant shall be ineligible to participate in the Plan for the balance of the Plan Year in which the distribution occurs and all of the following Plan Year.

(b)                                 Distribution Attributable to an Unforeseeable Emergency. Unless the Committee, in its sole and absolute discretion, determines otherwise, distribution pursuant to this Section of less than the Participant’s entire interest in the Plan shall be made pro rata from his or her assumed investments according to the balances in such investments. Subject to the foregoing, payment of any amount with respect to which a Participant has filed a request under this Section shall be made in a single cash lump sum as soon as administratively practicable after the Committee approves the Participant’s request.

(c)                                  Section 162(m) Limitation. If the Committee determines in good faith that there is a reasonable likelihood that all or any portion of any payment of benefits under this Article VII to a Participant would not be deductible for Federal income tax purposes by the Company or a Participating Company, as applicable, because of a limitation on the total amount of the Participant’s deductible compensation from the Company or a Participating Company, as applicable, including any other such compensation already paid to the Participant earlier in the same fiscal year of the Company or a Participating Company, as applicable, the following shall apply:

(1)           Payment of the non-deductible amount shall be deferred until the first day of the following fiscal year of the Company or a Participating Company, as applicable;

(2)           If the amount deferred under Subsection 7.5(a) above would exceed the limitation of the total amount of the Participant’s deductible compensation from the Company or a Participating Company, as applicable, for the following fiscal year, the excess shall be deferred to the first day of the succeeding fiscal year in which the deductibility of compensation paid or payable to the Participant will not be so limited, subject to Subsection 7.5(c) below;

(3)           In no event shall any payment be deferred under this Section more than three (3) years from the date scheduled for payment under this Article VII; and

(4)           Adjustment for earning shall continue to be applied under Subsection 4.1(d) during the period of deferral under this Section.

7.5                                 Inability to Locate Participant.  In the event that the Committee is unable to locate a Participant or Beneficiary within two (2) years following the Participant’s Distribution Event, the amount allocated to the Participant’s Deferral Account shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit (calculated immediately prior to the forfeiture) shall be reinstated without interest or earnings.

ARTICLE VIII

ADMINISTRATION

8.1                                 Powers and Duties of the Committee.

(a)                                  The Seagate Benefits Administrative Committee (the “Committee”) shall administer the Plan in accordance with the Seagate Benefits Administrative Committee Charter, and as such Charter many be amended from time to time. In addition, the Committee, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

(1)           To select the funds to be in accordance with Section 3.2 hereof;

(2)           To construe and interpret the terms and provisions of this Plan;

(3)           To amend, modify, suspend or terminate the Plan in accordance with Section 9.4;

(4)           To compute and certify the amount and kind of benefits payable to Participants and their Beneficiaries and to direct the Trustee as to the distribution of Plan assets;

(5)           To maintain all records that may be necessary for the administration of the Plan;

(6)           To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

(7)           To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof;

(8)           To appoint a plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe; and

(9)           To amend, modify or suspend the Trust, subject to the terms and conditions of the Trust Agreement.

8.2                                 Additional Powers of the Committee.

In addition to the powers enumerated in Section 8.1, the Committee shall have the following powers:

(a)           To establish and revise, from time to time, the Charter governing the operation of the Committee, subject to the same restrictions under Section 9.4 applicable to the Committee’s authority to amend the Plan;

(b)           To elect successor members to the Committee, when any other individual ceases to be a member of the Committee; and

(c)           To perform all other acts deemed by the members of the Committee to be necessary or appropriate for the execution of their duties as members of the Committee.

8.3                                 Construction and Interpretation. The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretation or construction shall be final and binding on all parties, including but not limited to the Company, any Participating Company, and any Participant or Beneficiary.

8.4                                 Information. To enable the Committee to perform its functions, the Company and each Participating Company, as applicable, shall supply full and timely information to the Committee on all matters relating to the Compensation of all Participants, their death or other cause of termination, and such other pertinent facts as the Committee may reasonably require.

8.5                                 Compensation, Expenses and Indemnity.

(a)           The members of the Committee shall serve without compensation for their services hereunder.

(b)           The Committee is authorized at the expense of the Company and each Participating Company, on a pro rata basis based on the total number of Participants (if elected by the Company) to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of the Plan shall be paid by the Company and each Participating Company.

(c)           To the extent permitted by applicable state law, the Company and each Participating Company, on a pro rata basis, based on the total number of Participants shall indemnify and save harmless the Committee and each member thereof, the Boards and any delegate of the Committee who is an employee of the Company and each Participating Company based on total number of Participants against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct or gross negligence. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or a Participating Company or provided by the Company or a Participating Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.

8.6           Quarterly Statements. Under procedures established by the Committee, a Participant shall receive a statement with respect to such Participant’s Account at least quarterly.

ARTICLE IX

CLAIMS PROCEDURE

9.1           Claim for Benefits.  Any claim for benefits under this Plan must be submitted in writing to the Committee no later than 90 days after the date on which the event that caused the claim to arise occurred .  If a claim for benefits is wholly or partially denied, the Committee, or its delegate, shall so notify the claimant within 90 days after receipt of the claim.  If the Committee determines that an extension is necessary, the Committee will notify the claimant within the initial 90-day period that the Committee needs up to an additional 90 days to review the claim.  In the case of a claim for disability benefits, the Committee shall notify the claimant within 45 days after the claim is received unless the Committee determines that an extension of time for processing is required due to matters beyond the control of the Plan, in which case written notice of the extension shall be furnished to the claimant prior to termination of the original 45-day period.  Such extension shall not exceed 30 days from the end of the initial period.  If, prior to the end of the first 30-day extension period, the Committee determines that, due to matters beyond the control of the Plan, an additional extension of time for processing is required, written notice of a second 30-day extension shall be furnished to the claimant prior to termination of the first 30-day extension.

9.2           Notice of Denial.  The notice of denial shall be written in a manner calculated to be understood by the claimant and shall contain (a) the specific reason or reasons for denial of the claim, (b) specific references to the pertinent Plan provisions upon which the denial is based, (c) a description of any additional material or information necessary to perfect the claim together with an explanation of why such material or information is necessary and (d) an explanation of the claims review procedure and time limits, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.  In the case of a claim for disability benefits, the notification shall also advise the claimant whether the Committee’s denial relied upon any specific rule, guideline, protocol or scientific or clinical judgment.  The decision or action of the Committee shall be final, conclusive and binding on all persons having any interest in the Plan, unless a written appeal is filed as provided in Section 10.3 hereof.

9.3           Review of Claim.  Within 60 days after the receipt by the claimant of notice of denial of a claim, the claimant may (a) file a request with the Committee that it conduct a full and fair review of the denial of the claim, (b) receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits, and (c) submit questions and comments to the Committee in writing.

9.4           Decision After Review.  Within 60 days after the receipt of a request for review under Section 10.3, the Committee, or its delegate, shall deliver to the claimant a written decision with respect to the claim, except that if there are special circumstances which require more time for processing, the 60-day period shall be extended to 120 days upon notice to that effect to the claimant.  The decision shall be written in a manner calculated to be understood by the claimant and shall (a) include the specific reason or reasons for the decision, (b) contain a specific reference to the pertinent Plan provisions upon which the decision is based, (c) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits, and (d) a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA.  In the case of a claim for disability benefits, the notice shall set forth:  (1) whether the Committee’s denial relied upon any specific rule, guideline, protocol or scientific or clinical judgment; and (2) the following statement: “You and your Plan may have other voluntary alternative dispute resolution options, such as mediation.  One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State insurance regulatory agency.”

9.5           Legal Action.  A claimant may not bring any legal action relating to a claim for benefits under the Plan unless and until the claimant has followed the claims procedures under the Plan and exhausted his or her administrative remedies under such claims procedures.

9.6           Discretion of the Committee.  All interpretations, determinations and decisions of the Committee, or its delegate, with respect to any claim shall be made in its sole discretion, and shall be final and conclusive.

ARTICLE X

MISCELLANEOUS

10.1         Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interests in any specific property or assets of the Company or a Participating Company. No assets of the Company or a Participating Company shall be held in any way as collateral security for the fulfilling of the obligations of the Company or a Participating Company under this Plan. Any and all of the assets of the Company and the Participating Companies shall be, and remain, the general unpledged, unrestricted assets of the Company and the Participating Companies. The obligation of the Company and each Participating Company under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors.

10.2         Restriction Against Assignment. The Company and each Participating. Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant’s Account shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant’s Account be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Committee, in its sole and absolute discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Committee shall direct.

10.3         Withholding. There shall be deducted from each payment made under the Plan, all taxes that are required to be withheld by the Company or each Participating Company, as applicable, in respect to such payment. The Company or each Participating Company, as applicable, shall have the right to reduce any payment by the amount of cash sufficient to provide the amount of said taxes.

10.4         Amendment, Modification, Suspension or Termination. Notwithstanding any other provision of this Plan to the contrary, Seagate US LLC shall be the sponsor of the Plan, but the Board of Directors of New SAC, a Cayman Islands Limited Company (“New SAC”) shall be the entity that has the power to amend and terminate the Plan and appoint members of the Committee. Furthermore, the Board of Directors of New SAC hereby delegates to the Committee the authority to adopt and execute any amendment to the Plan that the Board of New SAC could otherwise adopt under the provisions of this Section 9.4; provided that any such amendment (1) does not abridge the power of the Board of Directors of New SAC to amend the Plan or the Charter of the Committee (including any amendment of the Plan or Charter that such Board intends to supersede any amendment of the Committee) or to appoint or remove members of the Committee, and (2) does not significantly increase the benefits payable to members of the Committee, except in their capacity as members of a broad class of employees for whom benefits are being increased. Any such amendment shall be stated in an instrument in writing, executed in the same manner as the Plan.

The Committee may amend, modify, suspend or terminate the Plan in whole or in part, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts allocated to a Participant’s Account, provided that a termination or suspension of the Plan or any Plan amendment or modification that will significantly increase costs to the Company shall be approved by the Board. In the event that this Plan is terminated, the timing of the disposition of the amounts credited to a Participant’s Account shall occur in accordance with Section 7.2, subject to earlier distribution at the discretion of the Committee.

10.5         Governing Law. This Plan shall be construed, governed and administered in accordance with the internal substantive laws of the State of California (other than the choice of law principles)

10.6         Receipt or Release. Any payment to a Participant or the Participant’s Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee, the Company and each Participating Company. The Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

10.7         Payments on Behalf of Persons under Incapacity. In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Committee, the Company and each Participating Company.

10.8         No Employment Rights. Participation in this Plan shall not confer upon any person any right to be employed by the Company or any Participating Company or any other right not expressly provided hereunder.

10.9         Headings, etc., Not Part of Agreement. Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

10.10       Liability Between Company and Participating Companies. The Company and each Participating Company shall each be solely liable for liabilities relating to, resulting from and arising out of its own Employees’ or Directors’ participation in the Plan.

IN WITNESS WHEREOF, the Seagate Benefits Administrative Committee, by its duly authorized officer, executed this restated Plan on December 21, 2009.

SEAGATE BENEFITS ADMINISTRATIVE COMMITTEE

By:	/s/ JOY NYBERG
Title: Vice President Compensation and Benefits

EXHIBIT A

PARTICIPATING COMPANIES

Seagate RSS LLC

Seagate Technology (US) Holdings, Inc.

Seagate Removable Storage Solutions (US) Holdings, Inc.

XIOTech Corporation

Seagate Technology LLC

Seagate Removable Storage Solutions LLC

Seagate Technology Investment Holdings LLC